EXHIBIT 99.1

Skyline Medical Receives Requested Extension from Nasdaq Panel

MINNEAPOLIS, Dec. 29, 2016 (GLOBE NEWSWIRE) -- Skyline Medical Inc. (NASDAQ:SKLN) (“Skyline” or “the Company”), producer of the FDA-approved STREAMWAY® System for automated, direct-to-drain medical fluid disposal, announces the Nasdaq Hearings Panel (the “Panel”) has granted the Company’s request for continued listing on Nasdaq pursuant to an extension through April 11, 2017 to evidence compliance with the $2.5 million stockholders’ equity requirement. The hearing was held on December 15, 2016. The Company is diligently working to timely satisfy the terms of the Panel’s decision.

As background, on April 13, 2016, Nasdaq notified the Company that the bid price of its listed security had closed at less than $1 per share over the previous 30 consecutive business days, and, as a result, did not comply with Listing Rule 5550(a)(2). The Company was provided 180 calendar days, or until October 10, 2016, to regain compliance. On August 18, 2016, Nasdaq notified the Company that it was in violation of Listing Rule 5550(b)(1) as it did not have a minimum of $2.5 million stockholders’ equity, which served as an additional basis for delisting. Nasdaq determined to delist the Company’s stock, and informed it on October 11, 2016, that trading of its common stock would be suspended unless the Company requested a hearing. On October 18, 2016, the Company requested a hearing. On November 11, 2016, the Company regained compliance with the minimum bid price requirement after effecting a reverse stock split on October 27, 2016. A registered direct equity offering on November 25, 2017 raised net proceeds of $1.7 million and increased the Company’s stockholders’ equity but did not satisfy the Nasdaq minimum stockholders’ equity requirement.

“We are very pleased that the Nasdaq Hearings Panel, after considering Skyline’s business plan and our plans for regaining compliance with the Nasdaq minimum stockholders’ equity requirement, has granted our requested extension to regain continued listing compliance,” said Dr. Carl Schwartz, chief executive officer of Skyline Medical.

About the STREAMWAY System
Skyline's revolutionary, FDA-cleared STREAMWAY system is the first true direct-to-drain fluid disposal system designed specifically for medical applications, such as radiology, endoscopy, urology and cystoscopy procedures. It connects directly to a facility's plumbing system to automate the collection, measurement and disposal of waste fluids.  As of September 30, 2016, Skyline Medical customers have installed 96 STREAMWAY systems in 50 facilities across 19 states.

The STREAMWAY minimizes human intervention for better safety and improves compliance with Occupational Safety and Health Administration (OSHA) and other regulatory agency safety guidelines. It also provides unlimited capacity for increased efficiency in the operating room, which leads to greater profitability. Furthermore, the STREAMWAY eliminates canisters to reduce overhead costs and provides greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the U.S.  For a demonstration please visit www.skylinemedical.com or call 855-785-8855.

About Skyline Medical
Skyline Medical produces a fully automated, patented, FDA-cleared waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

Forward-looking Statements
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; the potential delisting of the Company’s common stock on The Nasdaq Capital Market as a result of the Company’s failures to comply with listing standards, in which case the liquidity of our common stock would likely be impaired and there would likely be a reduction in our coverage by security analysts and the news media, thereby resulting in lower prices for our common stock than might otherwise prevail; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology, including the possibility that the development of applicable technologies by GLG Pharma, LLC will be delayed, will not occur or will not receive applicable regulatory approvals on a timely basis; the Company’s ability to consummate its joint venture with Electronic On-Ramp, Inc.; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contact:
Investors
LHA
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com

MoneyInfo, LLC
Charles Moskowitz
(781) 826-8882
cam@moneyinfo-llc.com